Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 15, 2006 (except for the “Stock Split” section of Note 2, as to which the date is                 , 2006), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-133950) and related Prospectus of InnerWorkings, Inc. for the registration of 000,000 shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

The foregoing consent is in the form that will be signed upon the completion of the common stock split described in the “Stock Split” section of Note 2 to the financial statements.

/s/ Ernst & Young LLP

Chicago, Illinois

June 16, 2006